Exhibit 99.1
Tesla Second Quarter 2026 Production, Deliveries & Deployments

In the second quarter, we produced over 450,000 vehicles, delivered over 480,000 vehicles and deployed 13.5 GWh of energy storage products.

Thank you to all of our customers, employees, suppliers, shareholders and supporters who helped us achieve these results.

Q2 2026

	Production	Deliveries	Subject to operating lease accounting
Model 3/Y	442,936	467,762	2%
Other Models	8,822	12,364	2%
Total	451,758	480,126	2%

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Tesla will post its financial results for the second quarter of 2026 after market close on Wednesday, July 22, 2026. At that time, Tesla will issue a brief advisory containing a link to the Q2 2026 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Tesla Q2 2026 Financial Results and Q&A Webcast
When: Wednesday, July 22, 2026
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q2 2026 Update: https://ir.tesla.com
Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:
ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q2 earnings. Tesla vehicle deliveries and storage deployments represent only two measures of the Company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including average selling price, cost of sales, foreign exchange movements and others as to be disclosed in the 10-Q for the quarter ended on June 30, 2026.